EXHIBIT 10.16
                                 -------------


[LOGO]    Canandaigua Wine Company








March 10, 1997


Mr. Thomas S. Summer
2332 Bryden Rd.
Columbus, OH 43209

Dear Tom:

I am pleased to submit to you, the following employment offer for a position at Canandaigua Wine Company, Inc. (the "Company"). As we discussed the position would be Senior Vice President and Chief Financial Officer reporting to me, President and Chief Executive Officer of the Company.

With respect to your compensation, the following describes the package:

1. Starting biweekly salary of $8,654.00, subject to all withholdings and deductions required by law.

2. You will be eligible for a discretionary bonus with a target of 45% of your annualized compensation and a maximum amount of 67.5% of your annualized compensation. The amount and specific terms of the bonus shall be determined by the President and Chief Executive Officer of the Company. Notwithstanding the foregoing, in no event, shall your bonus for this fiscal year constitute less than 30% of your earned base salary specified in Section 1 hereof.

3. A grant of 50,000 options to purchase Company Class A stock if your employment commences as provided in Section 10(i) or 40,000 of such options if your employment commences as provided in Section 10(ii). These options will have an exercise price as of the date of grant which shall be your first day of employment and shall be subject to the terms of Exhibit A attached hereto. If the price of the stock is higher on your first day of employment than on the date of your execution of this Agreement, the number of options shall be increased by a fraction the numerator of which is the stock price on your first day of employment and the denominator of which is the stock price on the date of your execution of this Agreement. In such event, the vesting schedule will be adjusted pro rata with the schedule in Exhibit A.

         Canandaigua Wine Company, Inc. 116 Buffalo Street, Canandaigua,
                              New York 14424-1086
 Telephone (716) 394-7900 / Telex 856762 (CDGWINE) / Corp. Fax (716) 394-6017 /
                           Winery Fax (716) 394-4839

Mr. Thomas S. Summer
Page 2
March 10, 1997


Currently the Company issues options to senior executives on a discretionary basis. The Company is considering an option grant plan for its senior executives. This plan may contemplate the granting of options equaling 125% of annual earned salary and bonus if any. If, during your employment in the capacity herein provided, such a plan is proposed to the Board and the Board were to approve such a plan, subject to all the terms and conditions of such a plan, it is currently contemplated that you would be eligible therefor.

4. On your first day of employment, you will receive a $50,000 bonus (pretax amount) subject to all withholdings and deductions required by law. If you were to terminate your employment with the Company at any time during the first twelve month period of your employment, except under the conditions of Section 8(ii) or (iii) hereof, you will reimburse to the Company an amount constituting a percentage of the $50,000 calculated on a pretax basis equal to the percentage of the period remaining in the twelve months.

5. Participation in all existing employee benefit plans as you become eligible per the terms of such plans as amended, added to or discontinued from time to time in the sole discretion of the Company, such as health care, disability insurance, life insurance, profit sharing, 401K and stock purchase plan.

6. You will be eligible for four (4) weeks vacation during each calendar year until such time you are eligible for more vacation under our vacation policy as such policy is amended from time to time.

7. Relocation expenses will be reimbursed as per the Company's most inclusive option under its relocation policy.

8.  In the event that the Company (i) terminates your employment  without cause,
(ii) demotes you without cause resulting in your voluntary resignation from the Company's employment within 30 days thereof or (iii) materially diminishes your responsibilities without cause resulting in your resignation from the Company's employment within 30 days thereof, the Company shall provide you with severance compensation ("Severance") equal to your then current base compensation (excluding bonus) for a period of twelve months, subject to your entering into the Company's standard form of Severance Agreement. In addition to the foregoing, should there be a change in control as defined in Section 16(i) or
(ii) of the Company's Stock Option and Stock Appreciation Right Plan resulting in the occurrence of items (i), (ii) or (iii) above you will be entitled to receive the Severance, subject to your entering into the Company's standard form of Severance Agreement. For purposes hereof, "cause" shall be defined as gross insubordination, a criminal act of moral turpitude or theft.

         Canandaigua Wine Company, Inc. 116 Buffalo Street, Canandaigua,
                              New York 14424-1086
 Telephone (716) 394-7900 / Telex 856762 (CDGWINE) / Corp. Fax (716) 394-6017 /
                           Winery Fax (716) 394-4839

Mr. Thomas S. Summer
Page 3
March 10, 1997


9. This offer is subject to the terms of the Canandaigua Wine Employment Application ("Application"). In the event there is any inconsistency between this letter of agreement and the Application, the terms of this letter shall govern.

10. You shall have the option to commence your  employment  with the Company on:
(i) April 9, 1997, or (ii) a later date not beyond April 23, 1997.

Lastly, by executing this letter of agreement, you acknowledge and agree that your employment with the Company is at will and can be terminated with or without cause and with or without notice. Notwithstanding this, any such termination without cause shall not affect the Company's obligations under Sections 3 and 8 hereof. You further understand and agree that this letter of agreement constitutes the entire agreement of the parties; is governed by New York State law; there are no other written or oral agreements of the parties and that this letter of agreement cannot be modified or amended except in writing executed by you and the President of the Company.

We look forward to your joining the Company.

Sincerely,

CANANDAIGUA WINE COMPANY, INC.

/s/ Richard Sands

Richard Sands
President

AGREED TO:

/s/ Thomas S. Summer
--------------------------
Thomas S. Summer

Att.

RS/kjm



         Canandaigua Wine Company, Inc. 116 Buffalo Street, Canandaigua,
                              New York 14424-1086
 Telephone (716) 394-7900 / Telex 856762 (CDGWINE) / Corp. Fax (716) 394-6017 /
                           Winery Fax (716) 394-4839